Exhibit 10.1

EMPLOYMENT AGREEMENT

Amended and Restated AGREEMENT made as of the 10th day of August, 2007, by and between Interactive Systems Worldwide Inc., a Delaware corporation (the “Corporation”), and Bernard Albanese (“Employee”).

WITNESSETH:

WHEREAS, the Corporation is in the business of developing, producing, marketing, licensing and servicing computerized sports wagering and related software and systems;

WHEREAS, the Corporation desires to continue to employ Employee as its Chief Executive Officer, President and Employee desires to serve the Corporation in such capacity; and

WHEREAS, the Corporation desires to provide certain benefits to the Employee upon termination of this Agreement, as herein provided; and

WHEREAS, the parties entered into an Employment Agreement dated as of June 19, 2007 and desire to amend and restate the terms thereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. EMPLOYMENT. Subject to the terms and conditions herein contained, the Corporation hereby employs Employee as its Chief Executive Officer and President and Employee hereby agrees to serve the Corporation in such capacity.

2. DUTIES.

2.1. Employee agrees, during the “Term” (as hereinafter defined), to devote his full business attention and best efforts to the business of the Corporation and to perform such duties of an executive and administrative nature as the Board or Board of Directors of the Corporation, acting reasonably, shall assign or direct (i) consistent with his status and position as Chief Executive Officer and President including, without limitation, such duties as would typically be performed by persons holding similar positions in other companies, and (ii) such other duties of a managerial nature relating to operations, finance, personnel or support.

2.2. Employee shall conduct himself at all times in a manner consistent with his position with the Corporation.

3. TERM.

3.1. The term of Employee’s employment (the “Term”) pursuant to this Agreement shall commence on July 1, 2007 and terminate on June 30, 2008; provided that this Agreement shall be subject to earlier termination only (i) in the event of Employee’s death; (ii) at the option of the Corporation, in the event of Employee’s “disability” (as hereinafter defined) for 90 consecutive working days or an aggregate of 120 working days during any consecutive six month period during the Term; (iii) for cause; (iv) on 60 days prior written notice by either the Employee or the Corporation to the other; or (v) as provided in Sections 3.3 or 7.

3.2. For the purpose of this Agreement, “disability” shall mean any injury or any physical or mental condition or illness which shall render Employee unable to perform his duties in accordance with this Agreement.

3.3. Notwithstanding anything to the contrary herein provided, the Employee shall have the right to retire from his employment with the Corporation by giving the Corporation not less than 60 days prior written notice. Upon the effective date of Employee’s retirement, Employee shall be entitled to the benefits referred to in Article 6.

4. COMPENSATION AND BENEFITS. As compensation for all services to be rendered by Employee to the Corporation and its subsidiaries in all capacities, the Corporation shall pay to Employee during the Term, a minimum of the following, payable in accordance with the standard payroll practice of the Corporation:

4.1. The Employee shall receive a base salary of not less than $240,000 per annum (the “Base Salary”).

4.2. In addition to the Base Salary, during the Term the Employee shall be entitled to receive incentive compensation as follows: Provided that Employee’s employment with the Corporation has not terminated pursuant to Section 3.1(iii), or Section 7, for each $1 million of revenue realized by the Corporation and its subsidiaries on a consolidated basis, as determined in accordance with generally accepted accounting principles applied on a consistent basis (“Revenue”), the Employee shall be entitled to a bonus of $30,000 up to a maximum bonus of $120,000 if the Corporation realized Revenue of $4,000,000 during the Term.

Commencing with the Corporation’s quarter ending September 30, 2007 and with each of the next three quarters through June 30, 2008, the Corporation will determine whether the Corporation’s Revenue as of the end of such quarter meets or exceeds the Revenue set forth above. If any such Revenue thresholds are met, the Employee shall be paid the applicable Bonus promptly after the determination that such Revenue threshold has been met.

4.3. In addition, Employee shall be entitled to receive (a) such salary increases, bonuses or other incentive compensation as may be approved by the Board of Directors; (b) four weeks vacation during each year of the Term; (c) health insurance and life insurance substantially similar to that provided to Employee in the past and not less than those provided by the Corporation to its other executive employees; (d) such other fringe benefits as the Corporation may provide to its employees; and (e) at the Corporation’s expense, the use of a leased automobile plus payment of all expenses of operating such automobile, including but not limited to insurance and maintenance costs.

4.4. In the event that during the Term, the Employee’s employment is terminated as provided in Section 3.1(i) (ii), (iv), or in Section 7, the Corporation shall (i) continue to pay to the Employee of all benefits described in Sections 4.3 and 9 until the end of the Term; and (ii) pay to the Employee the Severance Benefits described in Section 6. In addition, in the event that during the Term, the Employee’s employment is terminated in accordance with Section 3.1(i), (ii) or (iv) (but in the case of Section 3(iv) only if such employment is terminated by the Corporation), or Section 7, the bonus to which the Employee shall be entitled as provided in Section 4.2, shall be prorated in the following manner. The revenue realized by the Corporation and its subsidiaries on a consolidated basis from July 1, 2007 through the last day of the calendar month immediately following the termination date of Employee’s employment with the Corporation shall be annualized (“Annualized Revenue”). To the extent that the Annualized Revenue realized by the Corporation exceeds $1 million, the Employee shall be paid a bonus equal to $30,000 for each $1 million of Annualized Revenue. For example if the Employee’s employment was terminated on December 15, 2007, and for the period from July 1, 2007 through December 31, 2007 revenue realized by the Corporation was $600,000, the Annualized Revenue would be $1,200,000 and the Employee’s bonus would be $30,000. The maximum bonus to which the Employee shall be entitled shall be as provided in Section 4.2.

5. INTENTIONALLY OMITTED.

6. SEVERANCE BENEFITS.

6.1. Upon (a) expiration or termination of the Term of this Agreement as provided in Section 3.1, other than for cause, (b) voluntary termination of Employee’s employment by the Employee, or retirement of the Employee as provided in Section 3.3, or (c) if a new agreement is not entered into by Employee and the Corporation on the terms and conditions described in Section 7.1, the Corporation shall pay to the Employee (or the Employee’s personal representative if the Agreement is terminated as a result of the Employee’s death), the following severance benefits (collectively the “Severance Benefits”) for a period of one year after such termination:

(a) An amount equal to $300,000, payable in a lump sum on the date of such expiration, retirement or termination; and

(b) Continuation of the benefits provided in Section 4.3(c), (d), and Section 9, for a period of one year after the date of such expiration, retirement or termination.

6.2. In addition, the Corporation shall continue to provide the Employee with the benefits described in Section 4.3(e) for the remainder of the term of the lease of the leased automobile that was provided to the Employee on the date of termination of his Agreement.

7. NON-RENEWAL OF EMPLOYMENT AGREEMENT; DEATH OR DISABILITY.

7.1. In the event that at the end of the Term of this Agreement, a new employment agreement is not entered into on terms and conditions at least as beneficial to the Employee as each of the terms and conditions contained in the Agreement dated as of June 19, 2007 prior to this Amendment and Restatement, and the Employee’s employment with the Corporation is terminated by the Corporation, other than for cause, or by the Employee, in his discretion, the Corporation shall pay to the Employee the Severance Benefits described in Section 6.

7.2. In the event this Agreement is terminated as a result of the death or disability of the Employee during the Term or, after the end of the Term while the Employee is still employed by the Corporation on an at-will basis, the Employee or his personal representative, as the case may be, shall be paid the Severance Benefits described in Section 6.

8. INTENTIONALLY OMITTED.

9. REIMBURSEMENT OF EXPENSES. The Corporation shall reimburse the Employee for all reasonable business expenses paid or incurred by him on behalf of the Corporation, including, but not limited to, travel and entertainment expenses, that he shall incur during the Term in connection with the performance of his duties hereunder, provided that he submits, in a timely manner, receipts or other expense records in such detail as may be required by the Corporation.

10. TERMINATION/STOCK OPTIONS. In the event that Employee’s employment with the Corporation terminates for any reason whatsoever, including death or disability of the Employee, other than by the Corporation for cause, all stock options theretofore granted to the Employee which have not vested and become exercisable on the date of such termination shall automatically vest and become exercisable and remain exercisable in accordance with the terms of the Corporation’s 1995, 1996 and 2006 Stock Option Plans and the stock option agreements thereunder.

11. NO CONFLICTING COMMITMENTS. Employee represents and warrants that he has no commitments or obligations of any kind whatsoever inconsistent with this Agreement which would impair, infringe upon or limit his ability to enter into this Agreement or to perform the services required of him hereunder.

12. PROPRIETARY INFORMATION; NON-COMPETITION.

12.1. Prior to the execution of this Employment Agreement, Employee signed a Proprietary Information Agreement the terms of which shall continue in full force and effect.

12.2. During the Term of this Agreement and until one year following the termination or nonrenewal of this Agreement (except in the case of the Company entering into any form of bankruptcy, insolvency or similar reorganization), the Employee shall not in any way compete with the business of the Corporation. In furtherance thereof (and subject to the exception referred to above), during the period described in the preceding sentence, the Employee shall not become a stockholder, director, employee, consultant, agent or representative of any person, firm or entity whose business is competitive with the business of the Corporation; provided that the foregoing shall not preclude the Employee from owning less than 5% of the stock or other securities of any person, firm or entity whose business is competitive with the business of the Corporation. The provisions of this Section 12.2 supersede any provision in any other agreement between the Company and the Employee that is inconsistent with this provision.

13. DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE. During the Term and for at least two years after (i) the end of the Term or (ii) earlier termination or expiration of the Agreement or retirement of the Employee, whichever of (i) or (ii) last occurs, the Company shall, at its sole cost and expense, procure for the benefit of the Employee, directors’ and officers’ liability in an amount of at least $5 million and with terms and conditions substantially similar to the terms of such insurance in effect on the date hereof.

14. ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto. None of the terms or conditions of this Agreement may be changed, modified, waived or cancelled orally or otherwise except in a writing signed by both the parties hereto, specifying such change, modification, waiver or cancellation. A waiver at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or waiver of such terms and conditions of any preceding or succeeding breach thereof unless expressly so stated. The Employment Agreement dated as of June 27, 2006, as amended, and the Employment Agreement dated as of June 19, 2007 is terminated effective as of the commencement of the term of this Agreement.

15. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

16. GOVERNING LAW; FEES. This Agreement shall be governed by the internal laws of the State of New Jersey without regard to principles of conflicts of law. In the event of any litigation relating to the terms of this Agreement, the prevailing party shall be awarded all of its fees and expenses in pursuing or defending such litigation, including all reasonable legal fees and expenses.

17. NOTICES. Any notice or other communication required or desired to be given shall be in writing and shall be sent by registered or certified mail return receipt requested or by express mail. Each such notice shall be deemed given at the time it is mailed in any post office maintained by the United States to the following respective addresses, which either party may change as to such party upon ten (10) days’ notice to the other.

To the Corporation:

Interactive Systems Worldwide Inc.
2 Andrews Drive, 2nd Floor
West Paterson, NJ 07424
   Attn: Chief Financial Officer

With a copy to:

Richard M. Hoffman, Esq.
Friedman Kaplan Seiler & Adelman LLP
1633 Broadway (46th Floor)
New York, NY 10019

To Employee:

Mr. Bernard Albanese
18 Doremus Drive
Towaco, NJ 07082

18. EXTRAORDINARY RELIEF. Employee acknowledges and agrees that irreparable damage will result to the Corporation in the event of a breach of the Proprietary Information Agreement or Section 12 of this Agreement. Accordingly, Employee agrees that the Corporation shall be entitled to enforce its rights under said Proprietary Information Agreement and Section 12 of this Agreement, in the event of a breach or threatened breach thereof, in the court of equity, and shall be entitled to a decree of specific performance or appropriate injunctive relief. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies available to the Corporation.

19. INVALIDITY. Any provision of this Agreement found to be prohibited by law shall be ineffective as written without invalidating the remainder of this Agreement and shall be deemed amended to the fullest extent allowable by applicable law to effectuate the purposes of said provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

INTERACTIVE SYSTEMS WORLDWIDE INC.

By:	/s/ Bruce Feldman
Bruce Feldman, Director

/s/ Bernard Albanese
Bernard Albanese